Momentus Inc. Announces Resignation of Jikun Kim SAN JOSE, December 2, 2022 -- Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the "Company”), a U.S. commercial space company that offers transportation and other in-space infrastructure services, today announced that Jikun Kim, Momentus Chief Financial Officer, will resign from his role effective January 6, 2023. Momentus will announce a successor for Kim at a later date. Kim joined Momentus in September 2020 as Chief Financial Officer. In this role, he led the Company’s accounting and financial planning and analysis group. He oversaw the Company’s Special Purpose Acquisition Company transaction that closed in August 2021 and the process of listing Momentus on the NASDAQ exchange. “Jikun provided leadership at Momentus during a significant transformation as the organization evolved from a private company with the promise of good ideas into a public company now starting to deliver on those ideas with space infrastructure services,” said Momentus Chief Executive Officer John Rood. “We thank Jikun for his tenure in the CFO role and wish him all the best as he pursues new endeavors.” “Momentus rose to the challenge of reinventing itself as it worked to bring its initial capabilities to market,” said Kim. “The Company’s progress, particularly in the past year, is extraordinary. I'm proud to have been part of this effort and to have put in place a strong team with a solid foundation of financial tools and processes that will serve the Company well in the future.” About Momentus Momentus is a U.S. commercial space company that offers in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development. Forward-Looking Statements This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding future events or circumstances, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts Investors Darryl Genovesi at investors@momentus.space Media Jessica Pieczonka at press@momentus.space